Exhibit 3.6

                                SPAR GROUP, INC.
                          STATEMENT OF POLICY REGARDING
                     DIRECTOR QUALIFICATIONS AND NOMINATIONS
                            DATED AS OF MAY 18, 2004

     The Board of Directors (the "Board") of SPAR Group, Inc. ("SGRP"), upon the recommendation of its Governance Committee, has adopted this SPAR Group, Inc., Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004 (as the same may be modified, amended, restated or replaced from time to time in the manner provided herein, this "Policy").

     1. Introduction. The Board has adopted this Policy to identify personal and group traits, skills and performance criteria that the Board believes are essential to effective service as a member of the Board, and to establish an effective process for the selection of nominees for the Board, all in order to identify and select Board nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of stockholders.

     2. Nominee's Personal Characteristics. The Board believes the following personal characteristics are important for any nominee for director, and each nominee for director should possess as many of them as practicable:

     (a)  the highest professional and personal ethics and integrity;

     (b)  sufficient   time  and   attention  to  devote  to  Board  duties  and
          responsibilities and shall be ready, willing and able to do so;

     (c)  strong relevant business and industry knowledge and contacts;

     (d) business and financial sophistication, common sense and wisdom, and the ability to make informed judgments on a wide range of issues;

     (e)  strong relevant skills and experience  demonstrated  through business,
          professional,   charitable  or  civic  affairs,   including   (without
          limitation) business, managerial and leadership skills;

     (f) the ability and willingness to exercise independent judgment and express independent opinions; and

     (g) the apparent ability and willingness to meet or exceed the Board's performance expectations.

The Governance Committee shall consider each of these factors in evaluating potential nominees and recommending them to the Board, which in the case of incumbents also shall include the degree to which they have already evidenced such abilities and performance.

     3. Performance Expectations. The Board expects each of its members to:

     (a) prepare in advance for, regularly attend and actively participate in all scheduled and special meetings of the Board and each Committee on which he serves;

     (b) offer insight, support and advice to management in his areas of expertise;

     (c)  ask appropriate questions and maintain focus on the Board's agenda;

     (d) understand the business, finances, plans and strategies of SGRP and its subsidiaries (collectively, the "Company");

     (e) interact professionally and collegially with the other directors and the officers of the Company;



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     (f)  act in the best interests of the Company and SGRP's  stockholders  and follow the Company's applicable ethics codes; and

     (g)  pursue and attend continuing director education as appropriate.

The Governance Committee shall consider each of these factors in evaluating potential nominees and recommending them to the Board, which in the case of incumbents also shall include the degree to which they have already evidenced such performance.

     4. Evaluation of Overall Board Needs. The Board believes its effectiveness will be enhanced by having a group of directors with a range of relevant business and other experience, knowledge and judgment and a diversity of perspectives and by individual directors that each have the personal characteristics, commitment and experience to participate actively in the board process. The Board also believes continuity in leadership and Board and Committee tenure will maximize the Board's ability to exercise meaningful board oversight. In addition to considering the individual qualifications of a potential nominee, the Governance Committee shall review and evaluate the then current mix of contacts, disciplines, experience and other personal characteristics of the directors on the Board and the perceived needs of the Board, each Committee and the Company, and determine those personal characteristics that may be desirable for any new nominee to possess.
Accordingly, in considering the potential nominee slate (including incumbent directors) to recommend to the Board, the Governance Committee shall take into account: (a) the benefits of incumbency, as noted above and below; (b) any perceived needs of Board, any Committee or the Company at the time for business contacts, skills or experience or other particular desirable personal characteristics; (c) the collegiality of Board members; (d) the need for independent directors or financial experts under this Policy or Applicable Law for the Board or its Committees; (e) any other requirements of Applicable Law; and (f) the desirability of ethnic, racial, gender and geographic diversity.

     5. Independent Directors. A majority of the directors of the Board, and all of the members of its Audit Committee, Compensation Committee and Governance Committee, shall satisfy the independence requirements applicable to Audit Committee members as provided in the applicable rules of the Nasdaq Stock Market, Inc.'s National Market System, as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time ("Nasdaq Rules").

     6. Other Directorships. The Board believes that service by any outside director on the boards of other public and private companies to be valuable experience, a benefit to the Board and Company and not in conflict with his duties to the Company so long as (a) he has sufficient time and attention to deal with Board, Committee and Company matters and meets or exceeds the performance expectations established by this Policy, (b) he remains independent under Nasdaq Rules if and to the extent he was expected by the Board to be so,
(c) he complies with the Company's codes of ethics, and (d) he uses reasonable judgment as to the number of boards and audit committees on which he serves.

     7. Incumbency. The Board believes qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of SGRP. The value of these benefits may outweigh many other factors. Therefore, it is expected that the Governance Committee will generally consider recommending the re-nomination of incumbent directors, provided that they continue to satisfy the applicable personal characteristic criteria and performance expectations. However, the Governance Committee need not necessarily recommend to the Board the nomination of eligible incumbent directors for re-election.



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     8.  Consideration  of New  Candidates.  New  candidates for director may be identified from time to time by directors,  officers or other representatives of
SGRP.  The   Governance   Committee  may  also  receive   recommendations   from
stockholders received in accordance with Section 2.11 of the By-Laws/1/.

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1   Section 2.11.  Stockholder Proposals and Nominations.  If and for so long as any shares of capital stock issued by the Corporation are listed for trading on any securities exchange or registered under Section 12 of the Securities Exchange Act of 1934, as amended, the following provisions shall apply:

(a) At an Annual Meeting, only such business shall be conducted, only such nominees for director shall be considered, and only such proposals shall be acted upon, as shall have been brought before the Annual Meeting: (i) by any stockholder of the Corporation (acting in his or her capacity as stockholder) who complies with the notice procedures set forth in this
    Section 2.11 of these By-Laws; or (ii) by, or at the direction of, the Board.

(b) For any business, nominee or proposal to be properly brought before an Annual Meeting by a stockholder (acting in his or her capacity as stockholder), such stockholder must have given timely written notice thereof by Physical Delivery to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or received at, the principal executive offices of the Corporation not less than 120 calendar days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year's proxy statement, a proposal shall be received by the Corporation a reasonable time before the solicitation is made.

(c) A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business, nominee or proposal desired to be brought before the Annual Meeting and the reasons for considering the same at the
    Annual Meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal,
    (iii) the class and number of shares of the Corporation's stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial interest of such stockholder (or any affiliate or family member of such stockholder), whether current or at any time within the past three years, in such business, nominee or proposal. In addition, if the notice is a nomination of a candidate for director, the stockholder's notice also must contain (A) the proposed nominee's name and qualifications, including five year employment history with employer names and a description of the employer's business, whether such individual can read and understand basic financial statements, and board memberships (if any), (B) the reason for such recommendation, (C) the number of shares of stock of the Corporation that are beneficially owned by such nominee, (D) a description of any business or other relationship, whether current or at any time within the past three years, between such nominee (or any affiliate or family member of such nominee) and either the Company, any of its directors or officers, its auditor, or any of its customers or vendors, and (E) a description of any financial or other relationship, whether current or at any time within the past three years, between the stockholder (or any affiliate or family member of such stockholder) and such nominee (or any affiliate or family member of such nominee).



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(d) If the Governance  Committee determines in advance of the Annual Meeting, or if it has not passed on the proposal, if the presiding officer of the Annual Meeting determines at the Annual Meeting, that a stockholder proposal was not made in accordance with the terms of this Section 2.11, such officer shall so declare at the Annual Meeting and any such proposal shall not be acted upon at the Annual Meeting.

(e) This Section 2.11 shall not prevent the consideration and approval or disapproval at the Annual Meeting of reports of officers, Directors and Committees of the Board or any other matter that comes before the meeting with the consent of the Board, but, in connection with any such report on a stockholder's proposal, no business shall be acted upon at such Annual Meeting unless stated, filed and received as herein provided.

Regardless of the source of a recommended candidate for director, the Governance Committee shall not propose or recommend any new candidate for nomination unless the Governance Committee has evaluated the individual's qualifications on the basis of (i) sufficient background information obtained directly from the candidate, (ii) references or background checks obtained from third parties to the extent the Governance Committee deems necessary or advisable; and (iii) interviews of the candidate by the Chairman and by one or more members of the Governance Committee. However, the Board recognizes that the Governance Committee may identify, or receive recommendations respecting, more qualified candidates than would be feasible or practical to consider, in which case the Governance Committee shall pursue those it selects in its discretion and shall not be obligated to consider or pursue more potential candidates than it deems reasonably necessary or appropriate in order to select qualified nominees.

     9. Effective Date and Amendments. This Policy is effective as of May 18, 2004, and may be supplemented, modified, amended, restated or replaced from time to time by action of the Board in its discretion, with or without the recommendation of the Governance Committee.

     10. Certain Definitions. "By-Laws" shall mean the Amended and Restated By-Laws of SGRP dated as of May 18, 2004, as the same may have been and from time to time hereafter may be supplemented, amended or restated in the manner provided therein. "Governance Committee Charter" shall mean the Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., dated (as of) May 18, 2004, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the By-Laws or the Governance Committee Charter.

     11. Incorporation of Certain Provisions of By-Laws. This Policy shall be governed and supplemented by and construed and interpreted in accordance with
Article X of the By-Laws (and the applicable definitions appearing elsewhere), which are hereby incorporated into this Policy by reference as if fully set forth herein and shall be construed as if this Policy were the "By-Laws" referred to in those incorporated provisions. In the event of any conflict between any specific provision of this Policy and the By-Laws or the Governance Committee Charter, the specific provision of this Policy shall control and be given effect.











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